Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-264065 and 333-212234 on Form S-8, and No. 333-172314 on Form S-3) of Energy Services of America Corporation of our report dated December 22, 2022, except for the effects of the restatement in Notes 3, 13 and 14 and the critical audit matter related to the accounting for Paycheck Protection Program loan forgiveness, as to which the date is May 31, 2023, relating to the consolidated financial statements, which appears in this Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended September 30, 2022.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania

May 31, 2023